PRELIMINARY COPY


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                 ----------------------------------------------
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                 ----------------------------------------------
                           Filed by the Registrant |X|
                 Filed by a Party other than the Registrant |_|
                 ----------------------------------------------

Check the appropriate box:

|X|  Preliminary Proxy Statement
|_| Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to ss. 240.14a-12

                                 RXBAZAAR, INC.
                -----------------------------------------------
                (Name of Registrant as Specified in its Charter)

                -----------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
          _______________

     2)   Aggregate number of securities to which transaction applies:
          _______________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ________________________________________________________________

     4)   Proposed maximum aggregate value of transaction: _______________

     5)   Total fee paid: ________________________________________________

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid: ________________________________________

     2)   Form, Schedule or Registration Statement No: ___________________

     3)   Filing Party: __________________________________________________

     4)   Date Filed: ____________________________________________________

                                                                Preliminary Copy


                                 RXBAZAAR, INC.

                            1385 KEMPER MEADOW DRIVE
                             CINCINNATI, OHIO 45240

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 21, 2004

To the Stockholders of RxBazaar, Inc.:

     The 2004 Annual Meeting of Stockholders (the "Meeting") of RxBazaar, Inc., a Delaware corporation (the "Company"), will be held at the offices of Thelen Reid & Priest LLP, 875 Third Avenue, Tenth Floor, New York, New York, at 10:00 a.m. local time, on Monday, June 21, 2004, to consider and act upon the following matters:

     1.   to elect four directors;

     2. to authorize the Board of Directors (the "Board") to amend the Amended and Restated Certificate of Incorporation to effect a reverse split of our outstanding common stock at the discretion of the Board in the range of 1-for-3 to 1-for-7 and as to the timing, based upon the Board's view as what is in the best interests of the Company and the stockholders; and

     3. to consider and act upon any other matters that properly may come before the Meeting.

     Only stockholders of record of common stock and preferred stock of the Company at the close of business on May 21, 2004 (the "Record Date") shall be entitled to receive notice of and to vote at the Meeting and any adjournments or postponements thereof. A list of such stockholders will be available for examination by a stockholder as of the Record Date for any purpose germane to the Meeting during ordinary business hours at the offices of the Company at 1385 Kemper Meadow Drive, Cincinnati, Ohio, during the ten business days prior to the Meeting.

     Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement. Please read the Proxy Statement carefully.

     All stockholders are cordially invited to attend the Meeting.

                                         By Order of the Board of Directors,


                                         Bruce Warwick
                                         Secretary

Cincinnati, Ohio
May 24, 2004

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES. THE GIVING OF YOUR PROXY AS REQUESTED HEREBY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE MEETING.

                                 RXBAZAAR, INC.

                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 21, 2004


                               GENERAL INFORMATION

     This Proxy Statement has been prepared and is being furnished by the Board of Directors of RxBazaar, Inc., a Delaware corporation (the "Company," "we" or "us"), in connection with the solicitation of proxies for the 2004 Annual Meeting of Stockholders (the "Meeting") to be held at the offices of Thelen Reid & Priest LLP, 875 Third Avenue, Tenth Floor, New York, New York, on Monday, June 21, 2004, at 10:00 a.m. local time, and at any adjournment or postponement thereof, for the purposes set forth in the attached Notice. When proxies are properly dated, executed, and returned, the shares they represent will be voted at the Meeting in accordance with the instructions of the stockholder completing the proxy.

     It is anticipated that this Proxy Statement and the accompanying form of proxy will be mailed to the stockholders on or about May 25, 2004. The Company's Annual Report, including audited financial statements for the fiscal year ended December 31, 2003, and Form 10-Q for the fiscal quarter ended March 31, 2004, are being mailed or delivered concurrently with this Proxy Statement. The Annual Report and the Form 10-Q are not to be regarded as proxy soliciting material.

     The Company is paying all the expenses of the solicitation of proxies, including the expenses of printing and mailing this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the enclosed proxy card, the Annual Report and the Form 10-Q. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission (the "SEC"), in sending proxies and proxy materials to the beneficial owners of our common stock. Officers or employees of the Company may also solicit proxies in person, or by mail, telephone or by other means, but such persons will receive no compensation for such work, other than their normal compensation as such officers or employees.


                      VOTING SECURITIES, VOTING AND PROXIES

RECORD DATE

     As of the close of business on May 21, 2004 (the "Record Date"), the date for determining the stockholders of record entitled to notice of and to vote at the Meeting and any adjournment or adjournments thereof, there were 6,166,530 issued and outstanding shares of our common stock, $.001 par value, and 345,333 issued and outstanding shares of our Series A Convertible Preferred Stock, $.001 par value. On all matters to be voted on at the Meeting, the holders of our common stock and of the preferred stock are each entitled to one vote per share, voting as one class.

QUORUM

     The presence at the Meeting of a majority of the outstanding shares of common stock and preferred stock as of the Record Date, in person or by proxy, is required for a quorum. Any stockholder who submits a proxy, even though the stockholder abstains as to one or more proposals, or who is present in person, shall be counted for the purpose of determining if a quorum is present.

VOTING

     Under Delaware law: (i) a plurality of the votes cast at the Meeting is necessary to elect directors and (ii) the affirmative vote of the holders of at least a majority of the outstanding shares is required for the approval of the reverse split (the "Reverse Split").

     Broker "non-votes" and the shares as to which a stockholder abstains from voting are included for the purposes of determining whether a quorum of shares is present at the Meeting. A broker "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. A broker "non-vote" will have the effect of an AGAINST vote on the Reverse Split.

     If you are the beneficial owner, but not the registered holder of our shares, you cannot vote directly those shares at the Meeting. You must provide voting instructions to your nominee holder, such as your brokerage firm or bank. Alternatively, if you wish to vote in person at the Meeting, you must obtain from your record holder a proxy issued in your name.

     At the Meeting, ballots will be distributed with respect to each proposal to be voted upon to each stockholder (or the stockholder's proxy if not the management proxy holders) who is present and did not deliver a proxy to the management proxy holders or another person. The ballots shall then be tallied, one vote for each share owned of record, the votes being in three categories:
"FOR," "AGAINST" or "ABSTAIN," except in the case of the proposal to elect directors, the three categories will be, with respect to each director to be elected, "FOR" the director nominee, "WITHHOLD AUTHORITY" from voting "FOR" the director nominee or "FOR" another person to be elected as a director.

PROXIES

     The form of proxy solicited by the Board of Directors affords you the ability to specify a choice among approval of, disapproval of, or abstention with respect to, each matter to be acted upon at the Meeting. Shares represented by the proxy will be voted and, where the solicited stockholder indicates a choice with respect to any matter to be acted upon, the shares will be voted as specified. If no choice is given, a properly executed proxy will be voted for the election of the nominated directors, for the Reverse Split, and as to any other matters that may properly come before the Meeting, at the discretion of the persons designated as proxies.

     Even if you execute a proxy, you retain the right to revoke it by notifying the Company at any time before your proxy is voted. Such revocation may be effected by execution of a subsequently dated proxy, or by a written notice of revocation, sent to the attention of the Secretary at the address of our principal office set forth above in the Notice to this Proxy Statement or your attendance and voting at the Meeting. Unless so revoked, the shares represented by proxies, if received in time, will be voted in accordance with the directions given therein.

     You are requested, regardless of the number of shares you own or your intention to attend the Meeting, to sign the proxy and return it promptly in the enclosed envelope.


                       PRINCIPAL STOCKHOLDERS AND SECURITY
                             OWNERSHIP OF MANAGEMENT

     The table below is based on information obtained from the persons named therein with respect to the shares of our common stock beneficially owned, as of the Record Date, by (i) each person known by us to be the owner of more than 5% of the outstanding shares of our common and preferred stock, (ii) each director and nominee for director, (iii) each executive officer, and (iv) all of our executive officers and directors as a group.

                                                   SHARES BENEFICIALLY OWNED(1)
    NAME AND ADDRESS OF BENEFICIAL OWNER*            NUMBER          PERCENT
    -------------------------------------            ------          -------
Able Laboratories, Inc........................     2,116,174(2)      27.11%
  6 Hollywood Court
  South Plainfield, NJ  07080

Steel City Pharmaceuticals LLC................     1,600,000(3)      19.72%
  c/o Charles J. Koelsch
  28328 Hidden Lake Drive
  Bonita Springs, FL  34134

C. Robert Cusick..............................       992,592(4)      14.55%

Bruce Warwick.................................        49,840(5)        **

Robert Cawthorn...............................       636,846(6)       9.12%

Handel Evans..................................       669,000(7)       9.50%

Shikhar Ghosh.................................       690,892(8)      10.61%

Vanett Marshall...............................         9,889(9)        **

Richard S. O'Hara.............................        5,907(10)        **

All directors and officers
  as a group (seven persons)..................    3,054,966(11)      38.80%

----------

* Unless indicated, the address is c/o RxBazaar, Inc., 1385 Kemper Meadow Drive, Cincinnati, Ohio 45240.
**   Indicates less than 1%.

(1) As of May 21, 2004, based on 6,166,530 shares of common stock and 345,333 shares of Series A Preferred Stock issued and outstanding, and voting as one class. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated, each person possesses sole voting and investment power with respect to all of the shares of common stock and preferred stock owned by such person. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants and convertible securities held by that person that are currently exercisable, or become exercisable within 60 days of May 21, 2004, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2) Includes (i) 345,333 shares of Series A Preferred Stock, which vote with and are convertible on a share-for-share basis with the common stock, (ii) 168,000 shares under exercisable warrants and (iii) 1,125,000 shares estimated to be issuable upon conversion of $2,250,000 of notes held by Able. Able has the right to convert the notes into shares of common stock at the then-current market value of the common stock. Able has entered into an agreement under which it may not convert or exercise any preferred stock or other right to obtain shares of common stock unless immediately after such exercise or conversion it held 4.9% or less of all issued and outstanding common stock.
(3)  Includes 1,600,000 shares under exercisable options.
(4) Includes (i) 43,667 shares under exercisable warrants and (ii) indirect beneficial ownership of 266,667 options held by Steel City Pharmaceuticals LLC.
(5)  Includes 36,750 shares under exercisable options.
(6) Includes (i) 304,000 shares under exercisable options, (ii) 20,000 shares underlying exercisable warrants, (iii) 40,000 shares issuable on conversion of $100,000 of notes and (iv) indirect beneficial ownership of 106,667 options held by Steel City Pharmaceuticals LLC.
(7) Includes (i) 140,000 shares held by a trust of which Mr. Evans is the beneficiary of, (ii) 304,000 shares under exercisable options, (iii) 25,000 shares underlying exercisable warrants, (iv) 40,000 shares issuable on conversion of $100,000 of notes and (v) indirect beneficial ownership of 160,000 options held by Steel City Pharmaceuticals LLC.
(8)  Includes (i) 420,000 shares held jointly by Mr. Ghosh and his spouse and
     (ii) 140,000 shares held by Shikhar Ghosh Irrevocable Trust.
(9)  Includes 9,889 shares under exercisable options.
(10) Includes 5,907 shares under exercisable options.
(11) Includes 1,282,547 shares underlying exercisable options and warrants, including beneficial ownership of options held by Steel City Pharmaceuticals LLC, and 80,000 shares underlying convertible notes.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

     The Board of Directors of the Company consists of four members. All of the four current Directors, C. Robert Cusick, Robert Cawthorn, Handel Evans and Shikhar Ghosh have been nominated for re-election. Directors elected at the Meeting will serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their death, resignation or removal. In the event that any nominee is unable or unwilling to serve, discretionary authority is reserved to the persons named in the accompanying form of proxy to vote for substitute nominees. Management does not anticipate that such an event will occur.

                         AGE AS OF
NAME                     RECORD DATE   POSITION
----                     -----------   --------
C. Robert Cusick........      57       Chief Executive Officer and Chairman of
                                       the Board
Robert Cawthorn.........      68       Director
Handel Evans............      69       Director
Shikhar Ghosh...........      47       Director

     C. Robert Cusick is a co-founder of RxBazaar and has served as the Chairman of the Board of Directors and Chief Executive Officer since October 2000. Mr. Cusick served as the Chairman of the Board of Able Laboratories, Inc., a generic drug manufacturing and distributing company, from February 1999 to March 2002, and was Able's Chief Executive Officer from February 1999 until October 2001. From 1990 to 1998, he served in various executive capacities at International Murex Technology Corporation, a worldwide manufacturer and distributor of diagnostic tests, and was Chief Executive Officer in June 1998 when Murex was acquired by Abbott Laboratories. Prior to joining Murex, Mr. Cusick was Vice President of San Francisco 49ers, Ltd. where he was responsible for commercial development and non-football related players' activities. Mr. Cusick is a Certified Public Accountant with over 30 years of diversified experience in finance, real estate, medical and professional sports sectors.

     Robert E. Cawthorn has served as a director since June 2001. From February 1997 until June 2001, he served as a managing director at DLJ Merchant Banking. He retired as chief executive officer of Rhone-Poulenc Rorer Inc. in May 1995 and as chairman in May 1996, after nearly four decades in the pharmaceutical, biotechnology and animal health industries. Mr. Cawthorn is a director of Charles River Laboratories International, Inc. and Chairman of Actelion Ltd. Mr. Cawthorn is a graduate of Cambridge University, England.

     Handel E. Evans has served as a director since June 2001. Since December 1999, Mr. Evans has served as the Chairman of Equity Growth Research Ltd., a company providing financial services principally to health care companies in Europe. Mr. Evans has 40 years' experience in the pharmaceutical industry and was the founder and former Executive Chairman of Pharmaceutical Marketing Services Inc. and Walsh International Inc., companies providing marketing services to the pharmaceutical industry. Prior to 1988, Mr. Evans was a co-founder and senior executive of IMS International Inc., the leading information supplier to the industry. Mr. Evans is a director of Allergan Inc., Cambridge Laboratories, Inc., and previously of SmithKline Beecham.

     Shikhar Ghosh is a co-founder of RxBazaar and has served as a director since January 2000. Since 1998 he has served as the Chief Executive Officer of Verilytics, Inc. Mr. Ghosh was a founder of Open Market, Inc., where he served as Chairman of the Board from December 1995 to December 2000, and as President and Chief Executive Officer from December 1995 to December 2000. Mr. Ghosh is also a director of Fairmarket, Inc., a publicly-traded company. Mr. Ghosh graduated with a Master of Business Administration from Harvard Business School and holds an undergraduate degree from the University of Bombay, India.

DIRECTORS' COMPENSATION

     We do not pay directors any cash compensation for their services as members of the board of directors or any committee of the board, however, this issue of director compensation is under consideration. We reimburse directors for out-of-pocket expenses incurred in attending board and committee meetings.

     We have granted stock options to our non-employee directors in consideration of their service on the board. On June 5, 2001, we granted each of Handel Evans and Robert Cawthorn a stock option to purchase 175,000 shares of common stock. These options have an exercise price of approximately $1.79 per share, and became exercisable in full on December 31, 2001. In January 2002, we granted each of Messrs. Evans and Cawthorn a stock option to purchase 119,000 shares of common stock. These options have an exercise price of approximately $1.79 per share. The options will become exercisable in equal annual installments on the first and second anniversaries of the date of grant.

     The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all our officers, reviews general policy matters relating to compensation and benefits of our employees and administers our Stock Option Plans.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors currently has two standing committees: Audit and Compensation. The Audit Committee is responsible for overseeing all of our financial functions, including matters relating to the appointment and activities of our auditors, audit plans and procedures, various accounting and financial reporting issues and changes in accounting policies, and reviewing the results and scope of the audit and other services provided by our independent public accountants. In addition, the Audit Committee reviews the independence of the independent public accountants and makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year. In November 2002, the Board of Directors and the Audit Committee approved and adopted an amended Audit Committee Charter, and revised the Charter in March 2004. A copy of the Audit Committee Charter is attached as Exhibit A to this Proxy Statement.

     The Compensation Committee is responsible for determining the compensation of our executive officers and also administrates the stock option plans. Presently, each of our outside directors serves as a member of the Audit Committee and the Compensation Committee.

     We do not have a Nominating Committee or any prescribed nominating procedure.

MEETINGS

     Our board of directors met three times in fiscal 2003. All of the directors attended at least 75% of the meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     RELATIONSHIPS WITH ABLE LABORATORIES
     ------------------------------------

     Various relationships exist between us and Able Laboratories, Inc. As of December 31, 2003, Able owned 477,841 shares, or approximately 7.7%, of our outstanding common stock, and also owned all 345,333 outstanding shares of the Series A Preferred Stock, convertible into 345,333 shares of common stock. Able also holds a warrant to purchase an additional 168,000 shares of our common stock at a price of approximately $17.86 per share.

     The Series A Preferred Stock paid a dividend provided that certain conditions must be satisfied, pursuant to our Financing and Security Agreement with our senior lender. On September 10, 2002, we issued 239,841 shares of common stock to Able in payment of $479,682 in accrued dividends on our Series A Preferred Stock. We agreed to issue Able additional shares of common stock if Able receives less than $479,682 in proceeds from the sale of these shares and Able agreed to return any unsold shares after Able receives proceeds totaling $479,682. Able has waived their right to any future dividends.

     C. Robert Cusick, our chief executive officer and a director, was a director of Able from February 1999 until March 2002 and, until October 2001, was the chief executive officer of Able. Dhananjay G. Wadekar, the chief executive officer and a director of Able, was a director of RxBazaar until February 2002

     On February 23, 2001, pursuant to an agreement between RxBazaar and Able, we acquired FPP Distribution from Able in a cash merger. We paid Able $4,000,000, and assumed Able's existing 13.5% senior subordinated debt in the amount of $2,250,000. Able remained liable as a guarantor of the subordinated debt. On June 14, 2002, Able purchased the subordinated debt. Able has the option to convert such debt, in whole or in part, into shares of our common stock. Further, RxBazaar agreed to register for resale any shares of its common stock issued upon conversion of the subordinated debt. Able has entered into an agreement under which it may not convert or exercise any preferred stock or other right to obtain shares of common stock unless immediately after such exercise or conversion it held less than 4.9% of all issued and outstanding common stock.

     Subsequent to our acquisition of FPP, Able continued to sell products to us through FPP. In 2003 and 2002, we purchased approximately $495,000 and $951,000, respectively, of products from Able. As of December 31, 2003, we had accounts payable of approximately $119,000 to Able.

     We sublease an office, including utilities, in Needham, MA from Able on an oral at-will no rent basis and our Treasurer provides certain services to Able on a part-time basis. During 2003 and 2002, we recognized other income of $254,726 and $306,864, respectively, for information technology consulting services provided to Able.

     We are currently in negotiations with Able regarding restructuring (the "Able Restructuring") our obligations to Able with the objective that upon the closing of the proposed public offering mentioned in Proposal 2, Able would (i) cancel and/or exchange its $2,250,000 subordinated debt, (ii) convert the 345,333 shares of Series A Preferred into 345,333 shares of common stock, (iii) terminate the mutual obligations with respect to sales of 239,841 shares of common stock previously received by Able in exchange for accrued dividends on the Series A Preferred Stock, and (iv) enter into mutual releases with us as to certain operating matters. In addition, Able would currently agree to extend its existing loans pending for a period that would extend beyond the anticipated closing of the Offering.

     TRANSACTIONS WITH DIRECTORS AND OFFICERS
     ----------------------------------------

     We were party to a Services Agreement dated February 5, 2001 with Verilytics, Inc. for website hosting services and the purchase of certain equipment. Shikhar Ghosh, a stockholder and director, was a director and the chief executive officer of Verilytics, Inc. The Services Agreement was terminated in March 2001 by mutual agreement of the parties. In April 2002, we agreed to settle the balance due under the original agreement by issuing $200,000 of Series B Preferred Stock and paying the balance of $45,379 in cash on closing of the Series B Preferred Stock placement.

     We are party to a Liquidation Assistance Agreement dated February 23, 2001 with C. Robert Cusick, FPP Distribution, and The CIT Group/Business Credit, Inc., FPP Distribution's senior lender. If CIT declares an event of default under the Financing and Security Agreement and thereafter commences a liquidation process, Mr. Cusick would assist in the liquidation so long as we continue to pay him his standard compensation.

     On June 5, 2001, we granted non-plan stock options to purchase a total of 1,260,000 shares of Common Stock at approximately $1.79 per share to four new directors. On November 30, 2001, options to purchase 910,000 shares of Common Stock were cancelled in connection with the resignation of two of these directors. We subsequently issued 28,000 options to one of the resigning directors.

     On January 9, 2002, the board of directors authorized the grant of options to purchase 119,000 shares of Common Stock to each of Handel Evans and Robert Cawthorn at approximately $1.79 per share.

     On April 11, 2002, Robert Cawthorn, C. Robert Cusick, Shikhar Ghosh, and Bruce Warwick purchased an aggregate 287,500 shares of Series B Preferred Stock for cash and conversion of outstanding debt at $2.00 per share.

     In April 2003, Handel Evans and Robert Cawthorn each purchased a $100,000 10% unsecured convertible promissory note and a warrant to purchase 10,000 shares of common stock at $2.75 per share.

     On October 27, 2003, we entered into a management services agreement with Steel City Pharmaceuticals LLC, where they agreed to maintain at least $4,000,000 in capital to be used by us for inventory purchases. We agreed to repay Steel City its purchase price for the inventory plus the greater of (i) 30% of the gross profit on our resale of such inventory or (ii) a 20% annual percentage return for the period that their capital is used by us. Repayment to Steel City is due on the earlier of thirty days after sale of the inventory or forty-five days after payment by Steel City for the inventory. We also agreed to pay Steel City a commitment fee of $50,000 per month during the term of the agreement. Commitment fees are subject to adjustment to the extent that the aggregate sum paid by us under the agreement would exceed $1,200,000 on an annualized basis. Steel City retains legal title to the inventory until we resell it and has been granted a second lien on our accounts receivable subject to an inter-creditor agreement with our asset-based lender and Able. We record a liability for all inventory purchased by Steel City due to our unconditional obligation to purchase such inventory. The agreement is for a term ending on August 31, 2006, subject to earlier termination either by Steel City at any time or by us at any time after one year or earlier if Steel City rejects more than 20% of the purchase opportunities during the first six months of the agreement.

     The members of Steel City include C. Robert Cusick, the Chairman of the Board and a director of RxBazaar, and separate trusts established by two other directors of RxBazaar. Their aggregate capital contribution to Steel City was $1,000,000, plus Mr. Cusick is a co-guarantor of a $1,000,000 line of credit obtained by Steel City. Mr. Cusick has subsequently advanced additional funds to Steel City aggregating $400,000 as of March 31, 2004. The sole managing-member of Steel City is an equity investor and has been a debt investor in RxBazaar.

     As additional consideration for the agreement, we granted Steel City (i) warrants to purchase 150,000 shares of our common stock at $2.00 per share exercisable for five years and (ii) options to purchase up to 1,600,000 shares of our common stock at $2.50 per share expiring 60 days after termination of the agreement. Steel City distributed the warrants to its members. The warrants and options were valued at $131,000 and charged to financing expense in 2003.

     Interest expense to Steel City for 2003 was $299,121 and accrued interest of $184,660 was included in accrued expenses and other current liabilities at December 31, 2003. At March 31, 2004, we were not in compliance with the repayment terms of the agreement.

RECOMMENDATION

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR DIRECTOR.


                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the compensation for services rendered in all capacities for the fiscal years ended December 31, 2003, 2002 and 2001 of our chief executive officer and the other most highly compensated executive officers other than the chief executive officer, who are referred to in this section as the "named executive officers."

     Other than as described in the table below, we did not pay any executive officer any compensation, including incidental personal benefits, in excess of 10% of such executive officer's salary.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                  ANNUAL COMPENSATION               AWARDS
                                         --------------------------------------  ------------
                                                                                  SECURITIES
                                FISCAL                           OTHER ANNUAL     UNDERLYING
NAME AND PRINCIPAL POSITION      YEAR     SALARY      BONUS      COMPENSATION      OPTIONS
-----------------------------  --------  --------   ---------   ---------------  ------------
C. Robert Cusick                 2003    $     --    $    --    $ 144,000(1)(2)         --
   Chief Executive Officer       2002          --         --      152,000(1)(2)         --
   and Chairman of the Board     2001          --         --      168,000(1)(2)         --

Bruce Warwick                    2003     140,000         --           --               --
   Treasurer and Secretary       2002     135,288         --           --           28,000
                                 2001     136,634         --           --               --

Richard O'Hara                   2003     101,344         --           --               --
   Vice President,               2002     100,519     75,000           --           10,500
   Business Development          2001      48,228(3)      --           --               --

Vanett Marshall                  2003      82,922     43,890           --               --
   Vice President,               2002      81,634     24,000           --           10,500
   Sales and Purchasing          2001      73,275         --           --            4,900

----------

(1) Mr. Cusick's services as Chief Executive Officer and Chairman are currently provided pursuant to a consulting arrangement.
(2) In 2001, we paid Mr. Cusick $56,000 and accrued an additional $112,000 in consulting fees. In 2002, we paid Mr. Cusick $152,000 in consulting fees plus $30,000 that had been accrued in prior years. In 2003, we paid Mr. Cusick $144,000 in consulting fees plus $24,000 that had been accrued in prior years.
(3)  Mr. O'Hara became an executive officer in June 2001.


EMPLOYMENT AGREEMENTS

     On May 15, 2000, we entered into an employment agreement with Bruce Warwick for an initial term of four years subject to annual extensions thereafter. Mr. Warwick serves as our Controller, Treasurer and Secretary at a base annual salary of $140,000. Mr. Warwick participates in our employee fringe benefit plans and programs. Mr. Warwick is entitled to terminate his employment at any time upon at least 30 days written notice to us. In the event we terminate Mr. Warwick without cause, we would offer him a two month consulting agreement. He was also granted an option to purchase 21,000 shares of common stock, which vested over four years. Also, during his employment and for a period of 12 months after termination, Mr. Warwick is subject to a non-competition provision.

OPTIONS

     OPTION GRANTS
     -------------

     No stock options were granted to the named executive officers during the fiscal year ended December 31, 2003.

     OPTION EXERCISES AND FISCAL YEAR-END VALUES
     -------------------------------------------

     The following table sets forth certain information regarding exercisable and unexercisable stock options held as of December 31, 2003 by each of the named executive officers. The value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of such options and $1.50, the amount that the directors have selected to use to represent the fair market value of one share of common stock for the purpose of the table. No stock options were exercised by named executive officers during 2003.

                          FISCAL YEAR-END OPTION VALUES

                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                 OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END
                                 --------------------------    --------------------------

NAME                             EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
------------------------------   -----------  -------------    -----------  -------------
C. Robert Cusick..............           -            -                 -            -
Bruce Warwick.................      28,875       20,125          $ 21,003     $  3,000
Richard O'Hara................       3,938        6,562          $      0     $      0
Vanett Marshall...............       7,307        8,093          $      0     $      0

     STOCK OPTION PLANS
     ------------------

     Summary of the 2000 Stock Option/Restricted Stock Plan

     The following summary of the 2000 Stock Option/Restricted Stock Plan is qualified in its entirety by reference to the 2000 plan.

     The 2000 plan authorizes: (i) the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, and (ii) the grant of non-statutory stock options. The exercise price of incentive stock options granted under the 2000 plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of the outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant.

     The 2000 plan is administered by the Compensation Committee. The committee selects the individuals to whom options are granted and determines the option exercise price and other terms of each award, subject to the provisions of the 2000 plan. Incentive options may be granted under the 2000 plan to employees, including officers and directors who are also employees, of RxBazaar or any of our subsidiaries. All of our employees are eligible to participate in the 2000 plan. Non-statutory options may be granted under the 2000 plan to employees, officers, individuals providing services to us and directors, whether or not they are employees. Neither incentive options nor non-statutory options granted under the 2000 plan may be repriced, whether by the reduction of their respective exercise prices or by their cancellation and replacement.

     No options may extend for more than ten years from the date of grant (five years in the case of an optionee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of RxBazaar or any subsidiary). The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive options which first become exercisable by an employee or officer in any calendar year may not exceed $100,000.

     Options are non-transferable except by will or by the laws of descent or distribution and are exercisable, during the optionee's lifetime, only by the optionee. Options generally may not be exercised after: (i) termination of the optionee's employment by us for cause, (ii) thirty days after termination of the optionee's employment by us without cause or by the optionee voluntarily, (iii) ninety days following the optionee's retirement in good standing by reason of age or disability under the then established rules of the company, and (iv) one year following an optionee's death if the optionee's death occurs prior to termination of the optionee's employment.

     Payment of the exercise price of the shares subject to the option may be made with: (i) certified or bank check for an amount equal to the option price for such shares, (ii) with the consent of the committee, delivery of such documentation as the committee and the broker, if applicable, will require to effect an exercise of the option and delivery to us of the sale or loan proceeds required to pay the option price, (iii) with the consent of the committee, such other consideration which is acceptable to the committee and has a fair market value equal to the option price of such shares, or (iv) with the consent of the committee, a combination of the foregoing.

     Summary of the 2002 Stock Incentive Plan

     The following summary of the 2002 Stock Incentive Plan is qualified in its entirety by reference to the 2002 plan.

     The 2002 plan authorizes: (i) the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, (ii) the grant of non-statutory stock options; and (iii) the grant of restricted stock awards entitling the recipient to acquire, for a purchase price determined by the board, shares of Common Stock subject to such restrictions and conditions as the board may determine at the time of grant, including continued employment and/or achievement of pre-established performance goals and objectives. The exercise price of incentive stock options granted under the 2002 plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of the outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant.

     The 2002 plan is administered by the Compensation Committee. The Committee selects the individuals to whom options are granted and determines the option exercise price and other terms of each award, subject to the provisions of the 2002 plan. Incentive options may be granted under the 2002 plan to employees, including officers and directors who are also employees, of RxBazaar or any of our subsidiaries. All of our employees are eligible to participate in the 2002 plan. Non-statutory options may be granted under the 2002 plan to employees, officers, individuals providing services to the company and directors, whether or not they are employees.

     No options may extend for more than ten years from the date of grant (five years in the case of an optionee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of RxBazaar or any subsidiary). The aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive options which first become exercisable by an employee or officer in any calendar year may not exceed $100,000.

     Options are non-transferable except by will or by the laws of descent or distribution and are exercisable, during the optionee's lifetime, only by the optionee. Options generally may not be exercised after: (i) termination of the optionee's employment for cause, (ii) thirty days after termination of the optionee's employment without cause or by the optionee voluntarily, and (iii) one year following an optionee's death if the optionee's death occurs prior to termination of the optionee's employment. Additionally, a non-statutory option shall be subject to all of the foregoing provisions, and may also be exercised so long as the optionee maintains a relationship with the company as a director, consultant or adviser, unless the option agreement provides otherwise.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of our Compensation Committee are Robert Cawthorn, Handel Evans and Shikhar Ghosh, none of whom is an executive officer or employee of the Company or its subsidiaries.

                                   PROPOSAL 2

        AUTHORIZE THE BOARD OF DIRECTORS TO EFFECT A REVERSE SPLIT OF OUR
                            OUTSTANDING COMMON STOCK

BACKGROUND

     The Board of Directors unanimously authorized, subject to stockholder approval, a Reverse Split of our outstanding common stock in the range between 1-for-3 and 1-for-7. On April 26, 2004, we entered into a Letter of Intent with an underwriter (the "Underwriter") in which the Underwriter expressed its intention to act as managing underwriter of a firm commitment public offering (the "Offering") of our securities to raise between $18 million and $30 million, prior to expenses. The Offering would be subject to several conditions, including that we effect a Reverse Split prior to its closing. Assuming stockholder approval of the Reverse Split, the Board of Directors would implement it prior to the effective date (the "Effective Date") of the proposed Offering, with the ratio most likely on a 1-for-5 basis, subject however, to any material changes in our capitalization, market conditions and other relevant factors at that time. The intent of the Reverse Split is to establish a capitalization for our common stock that would help ensure the success of the Offering and the marketability and liquidity of our common stock after the closing of the Offering. The failure of stockholders to approve this proposal would preclude the proposed Offering, and the resulting inability to obtain additional capital and to effect the Able Restructuring (see Proposal 1 - "Election of Directors - Certain Relationships and Related Transactions") would create severe hardship for future operations of the Company, and perhaps result in the cessation of operations.

     There are presently 75,000,000 shares of our common stock authorized of which 6,166,530 shares are issued and outstanding as of the Record Date. In addition, as of the Record Date, the Company has reserved 6,220,232 shares for issuance upon conversion or exercise of notes, warrants and options. Subject to the negotiations with Able, it is anticipated that prior to the Effective Date, the outstanding shares of Series A Preferred Stock are to be converted into common stock and as of the Effective Date warrants for 1,000,000 shares would be granted to Able in exchange for outstanding indebtedness.

     The Reverse Split will be implemented upon the filing of a Certificate of Amendment to our Restated Certificate of Incorporation which will contain the ratio of the Reverse Split. The text of the Certificate of Amendment is attached hereto as Exhibit B.

PURPOSES AND EFFECTS OF A REVERSE SPLIT

     The primary reason for the Reverse Split is to enable us to raise additional capital through a proposed underwritten public offering by the Underwriter of our common stock and associated warrants to investors. In order to attract investors, Paulson desires that our per share stock price be increased and our outstanding shares be reduced. It is important to note that if the proposed Offering is not successful, the Board would nevertheless consider implementing the Reverse Split at any time prior to the first anniversary of the Meeting, depending upon other possible sources of capital, market conditions, current business developments and other factors then deemed relevant. Before approving a particular ratio for implementing the Reverse Split other than in connection with the proposed Offering, the Board will consider the impact a Reverse Split at the selected ratio will have on the per share market price of our common stock, as well as on the number of round-lot stockholders and the number of shares in the public float and the market value of the public float. Before determining a particular ratio, the Board will also consider such factors as the effect the predicted new per share market price will have on the potential volatility of the market for our common stock, market trends in general, and the ability to attract future capital without substantial dilution to stockholders.

     The Board would not use the Reverse Split as a step in trying to effect a "going private" transaction. Consummation of the Reverse Split will not alter the number of authorized shares of our common stock, which will remain 75,000,000 shares, $.001 par value. Consummation of the Reverse Split will not have any federal tax consequences to stockholders.

     Another goal of the Offering is to seek a listing of our common shares on the American Stock Exchange. The initial listing requirements for the American Stock Exchange listing is $3.00 per share. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks that are not listed on an exchange or traded in the Nasdaq market. Some of those policies and practices involve time-consuming procedures that make the handling of lower-priced stocks economically unattractive. The brokerage commission on a sale of lower-priced stock may also represent a higher percentage of the sale price than the brokerage commission on a higher-priced issue. Any reduction in brokerage commissions resulting from the Reverse Split may be offset, however, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling "odd lots" created by such Reverse Split. Effecting a Reverse Split of our outstanding common stock should increase the per share market price and hopefully make our common stock more attractive to investors.

     Our common stock is listed for trading on the OTC Bulletin Board under the symbol RXBZ. On the Record Date, the reported closing price of our common stock on the OTC Bulletin Board was $____ per share.

     The Reverse Split would have the following effects upon the number of shares of our common stock outstanding and the number of authorized and unissued shares of our common stock (assuming that we do not issue any additional shares of our common stock after the Record Date). The following examples are not exhaustive of all possible Reverse Splits that fall within the Board approved range, and are only intended for illustrative purposes.

                             Common                                      Unissued and
Reverse Stock Split    Stock Outstanding*    Reserved Shares**    Authorized Common Stock***
-------------------    -----------------     ---------------      -----------------------
      Current               6,166,530           6,220,232                68,833,470
      1 for 3               2,055,510           2,073,411                72,944,490
      1 for 5               1,233,306           1,244,077                73,766,094
      1 for 7                 880,933             886,605                74,119,067

----------

* As of the Record Date. Does not give effect to shares of common stock issuable upon the proposed Offering.
** As of the Record Date. Does not give effect to shares of common stock to be reserved for the Able restructuring or the proposed Offering.
***  Based upon 75,000,000 shares as presently authorized.

     There can be no assurance that the market price per share of our common stock after the Reverse Split is effected will rise or remain constant in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Split. For example, based on the closing market price of our common stock on May 21, 2004, of $____ per share, if the Board of Directors decided to implement the Reverse Split at a ratio of one-for-five, there can be no assurance that the post-Reverse Split market price of our common stock would be $____ per share. Accordingly, the total market capitalization of our common stock after the proposed Reverse Split may be lower than the total market capitalization before the proposed Reverse Split and, in the future, the market price of our common stock following implementation of the Reverse Split may not exceed or remain higher than the market price prior to the proposed Reverse Split. In many cases, the total market capitalization of an issuer following a reverse stock split is lower than the total market capitalization before the reverse stock split.

     If the Reverse Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Split. In many cases, both the total market capitalization of an issuer and the market price of a share of such company's common stock following a reverse stock split are lower than they were before the reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares, including round lots, that would be outstanding if the Reverse Split is not in connection with the proposed Offering.

     Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's appraisal rights with respect to the Reverse Split, and we will not independently provide stockholders with any such right.

OPTIONS AND BENEFITS PLANS

     If the Reverse Split is implemented, outstanding stock options, warrants and convertible securities held by directors, employees and other persons would automatically be adjusted into an economically equivalent option, warrant or convertible security by decreasing the number of shares of common stock underlying the option, warrant or convertible security and, if applicable, increasing the exercise price appropriately. The degree of this effect would be subject to the conversion ratio determined by the Board. For example, at a one-for-five Reverse Split, an option to purchase 1,000 shares of Common Stock at an exercise price of $1.00 per share would become an option to purchase 200 shares of Common Stock at an exercise price of $5.00 per share.

PRINCIPAL EFFECTS OF THE REVERSE SPLIT

If approved and effected, the Reverse Split would have the following effects:

     o At the Effective Date, up to seven shares of current common stock, as determined by the Board, owned by a stockholder would be exchanged for one share of new common stock subject to the treatment of fractional share interests as described below.

     o The number of shares of our common stock issued and outstanding will be proportionately reduced.

     o The shares of our common stock will continue trading on the OTC Bulletin Board, subject to approval of the listing application to the American Stock Exchange in connection with the proposed Offering.

     o We will continue to be subject to the periodic reporting requirements under the Securities Exchange Act of 1934.

     o Proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the Reverse Split.

     o The number of shares reserved for issuance under our existing stock option plans and employee stock purchase plans will be reduced proportionately.

     o No scrip or fractional certificates will be issued in connection with the Reverse Split. Instead, any fractional share that results from the Reverse Split will be rounded up to the next whole share of our common stock, but not less than one share.

     o If approved and effected, the Reverse Split will result in some stockholders owning "odd lots" of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares.

     o The Reverse Split will not affect the par value of our common stock, nor affect total stockholders' equity on our balance sheet.

PROCEDURE AFTER THE REVERSE SPLIT

     Beginning at the Effective Date each certificate representing current common stock will be deemed for all corporate purposes to evidence ownership of new common stock. Shortly after the Effective Date, the Company will send transmittal forms to the holders of the current common stock to be used in forwarding their certificates (the "Old Certificates") formerly representing shares of common stock for surrender and exchange for certificates (the "New Certificates") representing whole shares of new common stock. Holders of Old Common Stock will be asked to surrender to the exchange agent certificates representing Old Common Stock in exchange for certificates representing New

Common Stock in accordance with the procedures to be set forth in the letter of transmittal we will send to our stockholders. No new certificates will be issued to a stockholder until that stockholder has surrendered that stockholder's outstanding certificate or certificates representing Old Common Stock, together with the properly completed and executed letter of transmittal, to the exchange agent. We expect that our transfer agent, Continental Stock Transfer & Trust Company, will act as exchange agent for purposes of implementing the exchange of stock certificates. Any certificates of Old Common Stock submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for a certificate or certificates representing shares of New Common Stock.

     Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

RECOMMENDATION

     If stockholders fail to approve this proposal to authorize the Board of Directors to implement the Reverse Split, the Offering will not proceed, thereby putting our future existence at risk.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE REVERSE SPLIT.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Wolf & Company, P.C., independent accountants, who reported upon our audited financial statements for the three years ended December 31, 2003 are expected to attend the Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     For each of the past two fiscal years the fees to Wolf & Company, P.C. for services they rendered to us were as follows:

                                            2003          2002
                                            ----          ----
          Audit Fees                      $ 60,000     $ 53,840
          Quarterly Reviews                 16,950       14,250
          Audit-Related Fees                 1,800       19,500
          Tax Fees                          14,400        8,450
          All Other Fees                         -            -

     The audit-related fees for 2002 were for services related to the 2002 merger with SB Merger and to Securities Act registration statements we had filed related to the merger and prior capital raising transactions, and for 2003 these fees were for assisting possible placement agents in connection with their due diligence procedures.

     The tax fees relate to the preparation of our 2002 and 2001 federal and state tax returns, including the preparation of additional returns associated with the 2002 merger and property tax returns.

     The Audit Committee had approved the services of the independent accountants.


                STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

     Any stockholder who wishes to present a proposal for action at the 2005 Annual Meeting of Stockholders and included in the proxy statement for that Meeting must comply with the applicable rules and regulations of the SEC then in effect, and the Company's By-laws. In accordance with regulations issued by the SEC, stockholder proposals intended for presentation at the next annual meeting of stockholders must be received by the Secretary of the Company no later than

February 22, 2005, if such proposals are to be considered for inclusion in the Company's proxy statement for the 2005 stockholders meeting.

     Stockholder proposals should be submitted to: Bruce Warwick, Secretary, RxBazaar, Inc., 1385 Kemper Meadow Drive, Cincinnati, OH 45240.


                                  OTHER MATTERS

     The Board of Directors is not aware of any matters to be presented at the Meeting other than the matters described herein and does not intend to bring any other matters before the Meeting. However, if any other matters should come before the Meeting, or any adjournments or postponements thereof, the persons named in the proxies will have discretionary authority to vote all proxies in accordance with their best judgment.

                                         By Order of the Board of Directors,


                                         C. Robert Cusick
                                         Chairman

Cincinnati, Ohio
May 24, 2004

                                 RXBAZAAR, INC.

                          PROXY FOR THE ANNUAL MEETING
                    OF STOCKHOLDERS TO BE HELD JUNE 21, 2004

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of RxBazaar, Inc., a Delaware corporation (the "Company"), acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement, dated May 25, 2004, and 2003 Annual Report and, revoking all prior proxies, hereby appoint(s) C. Robert Cusick and Bruce Warwick, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on June 21, 2004, and at any adjournment or postponement thereof.

                 PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY
                  IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE

     1. To elect the following four (4) directors (except as marked below) for the ensuing year.

          NOMINEES: C. Robert Cusick, Robert Cawthorn, Handel Evans and Shikhar Ghosh

          |_|  FOR all nominees (except as marked below)

          |_|  WITHHOLD AUTHORITY to vote for all nominees

          FOR all nominees EXCEPT the following nominee(s):

          ____________________________________________

     2. Authorize the Board of Directors to effect a reverse split of our outstanding common stock at the discretion of the Board at an exchange ratio range of one-for-three to one-for-seven; and as to the timing, based upon its view as what is in the best interests of the Company and the stockholders.

          FOR [ ]            AGAINST [ ]            ABSTAIN [ ]

     3. Other matters as may properly come before the Meeting or any adjournment or adjournments thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the above proposals.

     Please sign and date this proxy where shown below and return it promptly:

     Date: ___________________, 2004

     Signed: ______________________________________________________________

     SIGNATURE: ___________________________________________________________

     SIGNATURE IF HELD JOINTLY: ___________________________________________

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should add their titles.

                                   EXHIBIT B:

                             THE REVERSE STOCK SPLIT

RESOLVED, that, prior to the Company's next Annual Meeting of Stockholders, on the condition that no other amendment to the Company's Certificate of Incorporation shall been filed subsequent to June __, 2004 effecting a reverse stock split of the Common Stock, Article IV of the Company's Amended and Restated Certificate of Incorporation be amended by addition of the following provision:

     Simultaneously with (i) the closing date of a public offering of securities of the Corporation to be underwritten by ______________. or (ii) if the underwritten offering is terminated prior to its closing, upon the effective date of the filing of this amendment (the "Effective Date"), each share of the Corporation's Common Stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split, into any fraction thereof equal to [falling within a range between and including one-for-three and one-for-seven] of a share of the Corporation's outstanding Common Stock (the "New Common Stock"), depending upon a determination by the Board of Directors that a reverse stock split is in the best interests of the Corporation and the stockholders. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed one share. If any new Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

FURTHER RESOLVED, that at any time prior to the filing of the foregoing amendment to the Corporation's Certificate of Incorporation effecting a Reverse Stock Split, notwithstanding authorization of the proposed amendment by the stockholders of the Company, the Board of Directors may abandon such proposed amendment without further action by the stockholders.


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